UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 22, 2022
Date of report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in charter)

Cayman Islands	001-33493	N/A
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)
65 Market Street
Suite 1207, Jasmine Court
P.O. Box 31110
Camana Bay
Grand Cayman
Cayman Islands		KY1-1205
(Address of principal executive offices)		(Zip code)

(345) 943-4573
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares	GLRE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2022, Greenlight Capital Re, Ltd. (the “Registrant”), Greenlight Reinsurance, Ltd. ( “Greenlight Re”, together with the Registrant, the “Employer”) and Simon Burton entered into an Amended and Restated Employment Agreement, effective as of January 1, 2022 (the “2022 Employment Agreement”). The 2022 Employment Agreement amends and restates Mr. Burton’s existing employment agreement, dated as of July 1, 2017, among the Employer and Mr. Burton.

The 2022 Employment Agreement provides that Mr. Burton will continue in his role as Chief Executive Officer and will be entitled to receive an annual base salary of $800,000 (pro-rated for partial years), subject to review periodically for increases, and Mr. Burton will be eligible for certain employee benefits. Mr. Burton will also be eligible for reimbursement of an aggregate amount of 115,000 KYD for legal fees and application fees incurred in connection with his application for Cayman permanent residency; provided that if Mr. Burton’s employment is terminated on or before December 31, 2025, by Mr. Burton without Good Reason or by the Employer for Cause (as each such term is defined in the 2022 Employment Agreement), Mr. Burton will be required to repay any such amounts previously paid to Mr. Burton.

Pursuant to the 2022 Employment Agreement, Mr. Burton will be eligible to earn an annual bonus with a target bonus opportunity of 100% of his base salary, based on certain performance metrics, as determined by the Board of Directors of the Registrant or Compensation Committee thereof, in accordance with and subject to the terms and conditions of the Registrant’s short-term incentive plan, as in effect from time to time. Commencing in 2022, Mr. Burton will also be eligible to receive equity-based awards with a target grant date fair value equal to 200% of his base salary.

In the event Mr. Burton’s employment is terminated by the Employer without Cause or by Mr. Burton for Good Reason, in addition to any accrued but unpaid base salary and vacation through the date of termination, any unpaid annual bonus for the year proceeding the year of termination and any statutory severance, if any (the “Accrued Obligations”), subject to the execution of a release and certain other conditions, Mr. Burton will be entitled to receive: (i) a prorated annual bonus for the year of termination based on actual performance (the “Pro-Rated Bonus”), (ii) an amount equal to one and one-half (1.5) times the sum of Mr. Burton’s annual base salary and target bonus opportunity, which shall be payable over 18 months; provided, that, if such termination occurs during the period commencing on the date of a Change of Control (as defined in the 2022 Employment Agreement) or 18 months following a Change of Control, the amount shall be equal to two (2) times the sum of Mr. Burton’s annual base salary and target bonus opportunity, which shall be payable over 24 months (the “Severance Payments”), and (iii) any outstanding unvested time-based equity awards, if any, shall fully vest and any outstanding performance-based equity awards, if any, shall remain outstanding through the applicable performance period and shall be eligible to vest in accordance with the applicable performance criteria (the “Equity Award Treatment”). Any Severance Payments shall be reduced by the amount of any statutory severance paid or payable to Mr. Burton.

In the event that Mr. Burton’s employment is terminated due to death or by the Employer due to Disability (as defined in the 2022 Employment Agreement), in addition to the Accrued Obligations, subject to the execution of a release and certain other conditions, Mr. Burton’s beneficiary, legal representatives or estate, as applicable, will be entitled to receive the Pro-Rated Bonus and the Equity Award Treatment. In the event that Mr. Burton’s employment is terminated by Mr. Burton without Good Reason, he shall only be entitled to receive the Accrued Obligations and all unvested equity awards will be cancelled and immediately forfeited. Further, in the event that Mr. Burton’s employment is terminated by the Registrant for Cause, he shall only be entitled to receive the Accrued Obligations and all unvested equity awards, unexercised equity awards, and all unsettled equity awards, as applicable, shall be cancelled and immediately forfeited.

The 2022 Employment Agreement contains customary restrictive covenants, including restrictions related to non-competition, non-solicitation of customers, confidentiality, non-disparagement, non-disclosure of propriety information, and ownership of Employer work product and information.

The foregoing description of the 2022 Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2022 Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

10.1 Amended and Restated Employment Agreement, dated as of February 22, 2022, by and among Greenlight Capital Re, Ltd, Greenlight Reinsurance, Ltd. and Simon Burton.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Neil Greenspan
Name:	Neil Greenspan
Title:	Chief Financial Officer
Date:	February 28, 2022